Exhibit 99.1


                      Sono-Tek Announces Year End Earnings

(June 3, 2008-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $5,699,000 for the fiscal year ended February 29, 2008, compared to sales of $6,886,000 for the previous fiscal year, a decrease of $1,187,000. Sales decreased versus last year due to softness in some of our markets, particularly the North American electronics segment affected by a slowdown in the economy and particularly the housing market. The decrease was mitigated to some extent by continued improvements in newer areas of our business such as medical coatings, spray dryer equipment, and glass line coating equipment.

Net income for the year was $11,000, compared to $544,000 for the previous fiscal year. The decrease in net income is mainly a result of a decision to continue efforts to diversify our business during the slowdown. According to Dr. Christopher L. Coccio, Sono-Tek's Chairman and CEO, "The reduction in current income is a direct result of investments in product and market development, and we expect to create future growth opportunities for the Company over the next year or two with these investments. We are focused on creating new business in the alternative energy market for fuel cell and solar cell coatings, medical device coatings, glass coatings, textile coatings, and food packaging coatings. We envision our future to be based on the ability of our ultrasonic spray systems to reduce the waste of energy, chemicals, water, and associated costs when compared to competitive nozzle systems. The fourth quarter did show a minor loss as we continue to invest in our business development efforts. We might see a similar loss in the first quarter of the current fiscal year, although we anticipate that our first quarter revenues will show an improvement when compared to the prior fiscal year."

Our working capital decreased $442,000 to $3,790,000 at February 29, 2008 versus $4,232,000 at the end of the previous fiscal year. The decrease in working capital is primarily due to the purchase of equipment and leasehold improvements and the reclassification of $200,000 of our current deferred tax asset to long term. Stockholders' equity increased from $4,851,000 to $4,898,000 at February 29, 2008. The Company has total debt of $52,000, resulting in an excellent debt to equity ratio. Some of our cash balance was used in the fourth quarter for our development program, but this use was offset by customer deposits for equipment orders and other factors. We expect to use cash in the first quarter of the current year, although it is our goal to replenish our cash balance as our new business increases revenues.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.
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This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; the ability to enforce patents; the successful implementation of the business development program; improve revenues and replenish cash. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.

                              Sono-Tek Corporation
                             Selected Financial Data

                                                       Fiscal Year Ended
                                                -----------------------------
                                                 February 29,     February 28,
                                                     2008             2007
                                                -----------------------------

Net Sales                                       $ 5,698,602       $ 6,886,453

Net Income                                      $    11,205       $   544,203

Basic Earnings Per Share -                      $      0.00       $      0.04

Diluted Earnings Per Share -                    $      0.00       $      0.04

Weighted Average Shares - Basic                  14,360,618        14,359,936

Weighted Average Shares - Diluted                14,394,010        14,439,808